Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Vivid Seats Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share	Other(2)	32,668,058	(3)	$5.16	(2)	$168,567,179.28	$147.60 per $1,000,000	$24,880.52
Total Offering Amounts							$168,567,179.28		$24,880.52
Total Fee Offsets									—
Net Fee Due									$24,880.52

(1)
Covers (a) shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Vivid Seats Inc. under the Vivid Seats Inc. 2021 Incentive Award Plan, as amended (the “Plan”), and (b) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate amount of additional shares of Class A Common Stock that may be offered and issued under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act, on the basis of the average of the high and low prices of Class A Common Stock as reported by the Nasdaq Stock Market on March 6, 2024.

(3)	Consists of an additional 32,668,058 shares of Class A Common Stock authorized for issuance in respect of awards to be granted under the Plan.